[Letterhead of Torys LLP]

Exhibit 5.1

January 5, 2004

Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
M4W 1E5

Dear Sirs/Mesdames:

Re:	Agreement and Plan of Merger dated as of September 28, 2003, as amended, among Manulife Financial Corporation, John Hancock Financial Services, Inc. and Jupiter Merger Corporation

     We have acted as counsel to Manulife Financial Corporation, a corporation incorporated under the Insurance Companies Act (Canada) (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-110281) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of common shares (the “Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of September 28, 2003 among the Company, Jupiter Merger Corporation, a Delaware corporation and direct and wholly-owned subsidiary of the Company, and John Hancock Financial Services, Inc., a Delaware corporation (“John Hancock”), as amended by the First Amendment thereto dated as of December 29, 2003 (the “Merger Agreement”). Upon consummation of the Merger, each outstanding share of common stock of John Hancock (other than certain shares of common stock of John Hancock which will be cancelled) will be converted into the right to receive 1.1853 Shares, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

     We have examined the Registration Statement and the Merger Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

     In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

     Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

     This opinion is based upon and limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

     This opinion is addressed to you for your sole benefit in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Very truly yours,

/s/ Torys LLP